UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 31, 2006
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	0-17224	66-031262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: 787-474-6700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The information included in Item 5.02 is incorporated by reference herein.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On October 31, 2006, Lidio Soriano resigned as Chief Financial Officer of Doral Financial Corporation (the “Company”) effective immediately.
     The Board of Directors appointed Mr. Marangal I. Domingo, age 45, to the position of Chief Financial Officer effective November 1, 2006. Mr. Domingo will assume the duties of Chief Financial Officer in addition to his current duties of Chief Investment Officer and Treasurer.
     Prior to joining the Company, Mr. Domingo served from 2005 to 2006 as Executive Vice President, Finance & Strategy at Countrywide Bank, N.A., a member of the Countrywide Financial Corporation (NYSE: CFC) family of companies. Prior to his tenure at Countrywide, he served as President and Chief Executive Officer of Downey Financial Corporation in 2004, where he was responsible for strategic direction and managing day-to-day operations. Before Downey, Mr. Domingo was with Washington Mutual, Inc. as Executive Vice President — Capital Markets, Home Loans & Insurance Services Group from 2001 to 2004 and as Executive Vice President and Chief Financial Officer — Home Loans & Insurance Services Group from 1999 to 2001.
     In connection with Mr. Domingo’s previous appointment as Executive Vice President — Chief Investment Officer and Treasurer, the Company entered into a two year employment agreement, effective September 25, 2006, with Mr. Domingo. The material terms of the agreement and Mr. Domingo’s compensation thereunder were previously disclosed in the Company’s Proxy Statement, dated September 22, 2006, used in connection with the Company’s 2006 Annual Meeting of Stockholders and is incorporated herein by reference. Mr. Domingo is not receiving any additional compensation for assuming the additional duties of Chief Financial Officer.
     On November 1, 2006, the Board of Directors also appointed César Ortiz, age 32, as the Controller and Chief Accounting Officer of the Company. Mr. Arturo Tous, who previously served as the Chief Accounting Officer, will remain with the Company as Senior Vice President reporting to the CFO.
     Prior to his appointment as Controller and Chief Accounting Officer, Mr. Ortiz was serving as Senior Vice President and Director of Internal Audit of the Company from August 2006. Prior to his tenure at the Company, Mr. Ortiz worked with Banco Santander Puerto Rico as Senior Vice President — Comptroller from February to July 2006 and for PricewaterhouseCoopers LLP as an Audit Senior Manager from November 1997 to February 2006.
     In connection with Mr. Ortiz’s previous appointment as Senior Vice President and Director of Internal Audit, the Company entered into a one year employment agreement, effective August 1, 2006, with Mr. Ortiz. Under the terms of the agreement, Mr. Ortiz is entitled to receive annually a base salary of $143,000, a one-time signing bonus of $25,000, plus a discretionary year-end bonus, as determined by the Board of Directors of the Company. Pursuant to the agreement, Mr. Ortiz may terminate his employment if a “change of control” occurs and shall be entitled to receive an amount equal to his annual salary. For purposes of the employment agreement with Mr. Ortiz, a “change of control” shall be deemed to have occurred if (i) a third party becomes owner of 50% or more of the total votes that may be cast in or for the election of the Company’s directors,or (ii) as a result of any cash tender or exchange offer, an offer to buy, a consolidation or merger or other business combination, sale of assets or contested election, or any combination of these transactions, the persons who were the directors before such transaction shall cease to constitute a majority of the Company’s or its successors board of directors. Mr. Ortiz is not receiving any additional compensation for assuming the duties of Controller and Chief Accounting Officer.
     In light of Mr. Ortiz’s appointment, the Company is undertaking a search for a new Director of Internal Audit.
Item 8.01 Other Events.
     On October 31, 2006, Doral Financial Corporation paid the regular monthly cash dividend on its 7% Noncumulative Monthly Income Preferred Stock, Series A (the “Series A Preferred Stock”), 8.35% Noncumulative

Monthly Income Preferred Stock, Series B (the “Series B Preferred Stock”) and 7.25% Noncumulative Monthly Income Preferred Stock, Series C (the “Series C Preferred Stock”), in the amount of $0.2917, $0.173958 and $0.151042 per share, respectively. The dividends on each of the series was paid to the holders of record on close of business on October 27, 2006, in the case of the Series A Preferred Stock, and the close of business on October 15, 2006, in the case of the Series B and Series C Preferred Stock.
     In addition, the Company announced that it received regulatory approval for the next regularly scheduled quarterly dividend payment, payable on December 15, 2006, on its 4.75% Perpetual Cumulative Convertible Preferred Stock.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

10.1	Employment Agreement, dated as of September 25, 2006, between the Company and Marangal I. Domingo.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
Date: November 1, 2006	By:	/s/ Glen Wakeman
		Name:	Glen Wakeman
		Title:	President and Chief Executive Officer